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                                                                  Exhibit (a)(1)

                       CENTURY PROPERTIES GROWTH FUND XXII
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                November 12, 1999

Dear Limited Partner:

         We understand that you will receive from AIMCO Properties, L.P. an Litigation Settlement Offer any and all limited partnership units at $513 per unit of Century Properties Growth Fund XXII (the "Partnership"). Further, we understand that you are to receive an offer from ERP Operating Limited Partnership an Litigation Settlement Offer up to 82,848 limited partnership units at $500 per unit of the Partnership.

         The Partnership, through its general partner, Fox Partners IV (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation whether you should accept or reject such offers, or whether the Partnership is remaining neutral with respect to such offers. The General Partner is not making any recommendation with respect to any offer for the reason set forth under "The Offer -Section 10. Position of Your General Partner of Your Partnership with Respect to the Offer" in the Litigation Settlement Offer, dated November 12, 1999, of AIMCO Properties, L.P., which was previously sent to you. However, it should be noted that the amended offer of AIMCO Properties, L.P. is at the highest price of the two offers. If you wish to sell your units for cash, you should do so at the highest price.

         Please note that the General Partner is an affiliate of AIMCO Properties, L.P.

         If you have any questions or would like further information about other possible opportunities to sell your units, please contract River Oaks Partnership Services, Inc. at (888) 349-2005.





                                                 FOX PARTNERS IV
                                                 General Partner


                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Patrick J. Foye
                                                    Executive Vice President